Exhibit 99.1


     ARIAD Presents Positive Efficacy Data On AP23573, Novel mTOR
      Inhibitor, in Phase 2 Metastatic Endometrial Cancer Trial

    Additional Study Shows that AP23573 Is Well Tolerated Combined
                            With Paclitaxel


    CHICAGO and CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 3, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that AP23573 - its novel mTOR inhibitor - demonstrated efficacy and was well tolerated as a single agent in a multi-center Phase 2 trial in metastatic endometrial cancer involving 45 patients, all of whom had progressive disease. The primary end-point of the trial - evidenced by significant clinical-benefit response (CBR) rates - was achieved. Twenty-nine percent (29%) of patients had a CBR - tumor regression or disease stabilization - including 10% with partial responses.

    "These results are particularly striking given that there are no established therapies for progressive endometrial cancer after second-line cytotoxic regimens," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "In particular, this study shows compelling single-agent activity of AP23573 in endometrial cancer that is in line with what we have seen in patients with advanced sarcomas. We are currently planning a series of follow-on trials in several solid tumor indications."

    Nicoletta Columbo, M.D. of the Istituto Europeo di Oncologia,
Milan, Italy presented the interim results on behalf of the trial's clinical investigators at the American Society of Clinical Oncology annual meeting in Chicago, IL.

    Phase 2 Clinical Trial Design - Endometrial Cancer

    This non-randomized Phase 2 trial utilized a Simon two-stage design. The trial has completed full enrollment and includes a well-characterized group of patients with metastatic endometrial cancer, who had received a median of two prior cytotoxic chemotherapy regimens. Patients received a fixed-flat dose of 12.5 mg of AP23573 intravenously using a daily dosing regimen of drug (i.e., five days on, nine days off, drug and 4-week cycles). Patients were followed for at least six months after enrollment but continued on AP23573 if they had clinical benefit. The efficacy of AP23573 was evaluated using CBR, a measure of disease progression, which was characterized as tumor regression - complete or partial response - or disease stabilization for at least 4 cycles by RECIST guidelines. AP23573 was considered to be effective and warranting further study in endometrial cancer, if at least 25% of patients, a value predefined by the statistical plan, demonstrated a CBR.

    Phase 1b combination trial of AP23573 and Paclitaxel

    Paclitaxel is one of the most common forms of chemotherapy used to treat a broad range of solid tumors, including endometrial, breast and non-small cell lung cancer, and sarcomas - all cancers in which an mTOR inhibitor may be particularly useful as well based upon biologic and clinical rationale. This Phase 1b dose-escalation trial evaluated the safety and tolerability, pharmacokinetics and anti-cancer activity of AP23573 in combination with paclitaxel in patients with progressive solid tumors. The primary goal of the trial was to determine the optimal dosing regimen for the combination. The study was conducted in conjunction with the Southern European New Drug Organization (SENDO) in Italy and Switzerland.

    Anti-tumor activity (i.e., partial response or durable stable disease) was seen in patients with advanced pharyngeal, pancreatic, ovarian, thyroid and breast cancers when treated with the combination. The combination of AP23573 and paclitaxel was well-tolerated with predictable and manageable side-effects.

    "These results open the door to study the efficacy of AP23573 in combination with paclitaxel in a spectrum of solid tumors, such as endometrial, breast and non-small cell lung cancer," said Camille L. Bedrosian, M.D., chief medical officer of ARIAD. "These data provide us with an excellent foundation to design combination trials of AP23573 with various chemotherapeutic agents and targeted therapies."

    Despite advances in cancer therapy, prolonged cancer remission remains difficult to achieve in many types of solid tumors. Additional treatment options are needed for patients whose cancer is progressing and unresponsive to currently available therapies. Novel molecularly targeted agents - such as AP23573 - combined with traditional cytotoxic agents - such as paclitaxel and capecitabine - are being studied in new regimens to identify more effective treatments for patients with advanced cancers.

    Diego Tosi, M.D. of the Fondazione IRCCS Istituto Nazionale dei Tumori presented these results on behalf of the trial's clinical investigators at the American Society of Clinical Oncology annual meeting in Chicago, IL.

    About Endometrial Cancer

    According to the American Cancer Society, nearly 40,000 new cases of endometrial cancer are expected to be diagnosed in the U.S. in 2007, and approximately 7,400 women will die of endometrial cancer. Endometrial cancer, which develops from the inner lining of the uterus, is the most common cancer in the female reproductive system. Prognosis for patients is primarily based on the time of diagnosis relative to the stage of the cancer. Initial treatment consists of surgery, alone or in combination with radiation, or hormonal therapy. For those women with disease progression, there are few treatment options available, with only a small number of chemotherapy agents currently used. Furthermore, limited benefit has been seen in such settings, emphasizing the need for new molecularly targeted therapies.

    About AP23573

    ARIAD's lead product candidate, AP23573, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration and as an orphan drug by the European Medicines Agency for the treatment of soft-tissue and bone sarcomas. In addition to its program in oncology, ARIAD is collaborating with Medinol Ltd to develop stents and other medical devices that deliver AP23573 to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    This press release contains "forward-looking statements," including statements related to the efficacy and tolerability of AP23573 as a single agent and in combination with paclitaxel and future clinical trials of AP23573. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on partners and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: For ARIAD Pharmaceuticals, Inc.:
             Edward M. Fitzgerald, 617-621-2345
             or
             Pure Communications
             Andrea L. Johnston, 910-616-5858